Exhibit 3.53
ARTICLES OF CONVERSION
OF
TWIN CITIES DERMATOPATHOLOGY, P.A.
FROM A CORPORATION INTO
A LIMITED LIABILITY COMPANY
Pursuant to Section 302A.687 of the Minnesota Business Corporation Act
     These Articles of Conversion are being submitted for filing with the Minnesota Secretary of State for the purpose of converting Twin Cities Dermatopathology, P.A., a Minnesota corporation, into a Minnesota limited liability company under the name “Twin Cities Dermatopathology, LLC” pursuant to the Minnesota Business Corporation Act and Minnesota Limited Liability Company Act. The undersigned, being duly authorized to execute and file these Articles of Conversion, does hereby certify as follows:
     FIRST: The preambles and resolutions of the Board of Directors of Twin Cities Dermatopathology, P. A., a Minnesota corporation, constituting the “plan of conversion” for purposes of Section 302A.683 of the Minnesota Business Corporation Act, are attached hereto as Exhibit A and hereby made a part of these Articles of Conversion.
     SECOND: The name of the converting entity immediately prior to the filing of these Articles of Conversion is: Twin Cities Dermatopathology, P.A. (the “Converting Entity”).
     THIRD: Upon the effectiveness of these Articles of Conversion, the name of the converting entity will be changed to: Twin Cities Dermatopathology, LLC (the “Converted Entity”).
     FOURTH: The Converted Entity will be a Minnesota limited liability company.
     FIFTH: The plan of conversion attached hereto as Exhibit A has been approved by the Board of Directors and the shareholders of the Converting Entity in the manner required under Section 302A.685 of the Minnesota Business Corporation Act.
     SIXTH: These Articles of Conversion shall be effective upon filing with the Minnesota Secretary of State.
     SEVENTH: The following shall constitute the Articles of Organization of the Converted Entity upon the effectiveness of these Articles of Conversion:
Article 1
Name
     The name of this limited liability company (the “Company”) is: Twin Cities Dermatopathology, LLC
Article 2
Registered Office
The registered office of the Company is located at:

9909 South Shore Drive, Suite 2A
Plymouth, Minnesota 55441
Article 3
Term
     Unless dissolved earlier according to law, this Company shall exist perpetually after the date these Articles of Organization are filed with the Minnesota Secretary of State and become effective.
Article 4
Organizer
     The name and address of the sole organizer of this Company is as follows:
Valda Kaye,M.D.
9909 South Shore Drive, Suite 2A
Plymouth, Minnesota 55441
Article 5
Membership Interests
     No member of this Company shall have any preemptive rights as provided in Minnesota Statutes, Section 322B.33.
     The members shall share profits, losses, and distributions in the proportion specified in a member control agreement, as amended from time to time; or, if there is no such member control agreement, then in the proportion to the value of their respective contributions, as specified by the Minnesota Limited Liability Company Act. Members may be admitted to or expelled from the Company as provided in such a member control agreement; or, if there is no such member control agreement, then as specified by the Minnesota Limited Liability Company Act.
Article 6
Voting by Members
     No member of this Company shall have any cumulative voting rights. Members shall have the right to vote as described in the member control agreement, as amended from time to time; or, if there is no such member control agreement, then as specified in the Minnesota Limited Liability Company Act. To the extent specified in these Articles of Organization or such a member control agreement, the proportion of votes needed for an action of the members may exceed a majority of the voting power of the membership interests present and entitled to vote at a duly held meeting, except as otherwise provided by applicable law.
Article 7
Member Action Without Meeting
     Any action required or permitted to be taken at a meeting of the members may be taken by written action signed by members having voting power equal to the voting power that would be required to take the same action at a meeting of the members at which all members were present.

Article 8
Restriction on Transfer of Governance Rights
     A member’s governance rights may be transferred to a person not already a member only with the consent of all of the members, or as otherwise described in a member control agreement, if any.
Article 9
Management
     The Company shall initially be a member-managed limited liability company, as contemplated by Minnesota Statutes, Sections 322B.37 and 322B.606, and no board of governors shall exist with respect to the Company. The members shall have the sole and exclusive control of the conduct, operations, and management of the Company’s business.
Article 10
Limitation on Liability
     To the fullest extent permitted by law, no member, governor or manager of this Company shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty by such person in that capacity; provided, however, that this Article 10 shall not eliminate or limit the liability of a person to the extent provided by applicable law (a) for any breach of the person’s duty of loyalty to the Company or its members, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 322B.56 or 80A.76 of the Minnesota Statutes, (d) for any transaction from which the person derived an improper personal benefit; or (e) for any act or omission occurring prior to the effective date of this Article. No amendment to or repeal of this Article 10 shall apply to or have any effect on the liability or alleged liability of any member, governor or manager of the Company for or with respect to any acts or omissions of such member, governor or manager occurring prior to such amendment or repeal.
     In Witness Whereof, the undersigned has duly executed these Articles of Conversion as of March 5, 2008.

/s/ Valda kaye
Valda kaye
M.D., Chief Executive Officer

Exhibit A
     The preambles and resolutions constituting the “plan of conversion” are as follows:
CONVERSION TO LIMITED LIABILITY COMPANY
Whereas, the Board believes it is in the best interests of the Company to convert to a Minnesota limited liability company pursuant to the provisions of Minnesota Statutes, Sections 302A.681 through 302A.691; and
Whereas, the Board believes it is in the best interests of the Company to elect to be treated as a corporation for federal income tax purposes immediately after the conversion of the Company into a Minnesota limited liability company;
Now, T herefore, Be It Hereby Resolved: that, subject to approval by the Company’s shareholders as required under Minnesota Statutes, Section 302A.685, the Board approves the conversion of the Company into a Minnesota limited liability company under the name “Twin Cities Dermatopathology, LLC”;
Resolved F urther, that, upon conversion of the Company into a Minnesota limited liability company, all outstanding shares of the Company’s capital stock shall be converted into a 100% membership interest in the converted Company;
Resolved F urther, that, subject to the approval by the Company’s shareholders of the Company’s conversion into a Minnesota limited liability company, the Board authorizes and directs the Company’s officers to execute and file with the Minnesota Secretary of State Articles of Conversion in the form attached hereto as Exhibit A, but with such changes as the Company’s officers may in their discretion, after consultation with legal counsel, deem necessary or advisable;
Resolved F urther, that, in accordance with Section 302A.685 of the Minnesota Business Corporation Act, these preambles and resolutions (together with the attached Articles of Conversion) shall constitute the “plan of conversion” with respect to the conversion of the Company into a Minnesota limited liability company;
Resolved F urther, that the Board authorizes and directs the Company’s officers to elect, under Section 301.7701-3(c) of the Treasury Regulations, to be treated as a corporation for federal income tax purposes immediately after the conversion of the Company into a Minnesota limited liability company; and
Resolved F urther, that the Company’s officers are authorized, empowered and directed to take any and all such actions and to execute and deliver such agreements, instruments and documents, for and in the name and on behalf of the Company, as such officers may in their discretion deem necessary, advisable or appropriate in order to effectuate the resolutions herein.